THE CHASE SMALL CAPITALIZATION FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date            Issue
06/08/00        Community Health Systems, Inc. (CYH)

Shares          Price           Amount
35,000          $13.00       $455,000.00

					% of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      Chase Vista Funds
$0.78       N/A         0.35%               0.35%

     Broker
Merrill Lynch & Co.

Underwriters of Community Health Systems, Inc. (CYH)

U.S. Underwriters                               Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Inc.             3,328,125
Bank of America Securities LLC                         1,996,875
Credit Suisse First Boston Corp.                       1,996,875
Chase Securities, Inc.                                 1,996,875
Goldman, Sachs & Co.                                   1,996,875
Morgan Stanley Dean Witter & Co., Inc.                 1,996,875
Donaldson, Lufkin & Jenrette Securities Corp.            350,000
First Union Securities, Inc.                             350,000
Salomon Smith Barney, Inc.                               350,000
UBS Warburg LLC                                          350,000
U.S. Bancorp Piper Jeffray Inc.                          350,000
J.C. Bradford & Co.                                      175,000
HSBC Securities (USA) Inc.                               175,000
Morgan Keegan & Co., Inc.                                175,000
Scotia Capital (USA) Inc.                                175,000
SunTrust Equitable Securities Corp.                      175,000
   Total                                              15,937,500